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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE


                                                                                  Year Ended
                                                                              December 31, 1998
                                                                            ----------------------
                                                                            (Dollars in Thousands
                                                                            except per share data)
EARNINGS PER COMMON SHARE

  Net Income available to common shareholders                                   $    8,668
                                                                                ==========
  Weighted average common shares outstanding                                     5,436,541

EARNINGS PER COMMON SHARE                                                       $     1.59
                                                                                ==========

EARNINGS PER COMMON SHARE ASSUMING DILUTION

  Net Income available to common shareholders                                   $    8,668
                                                                                ==========

  Weighted average common shares outstanding                                     5,436,541

  Add: Dilutive effects of assumed exercises of stock options and warrants         591,308

  Weighted average common and dilutive potential common shares outstanding       6,027,849

EARNINGS PER COMMON SHARE ASSUMING DILUTION                                     $     1.44
                                                                                ==========

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